EXHIBIT 5

AMENDMENT NO. 3 to the Loan Facility Agreement dated 7th July 2009, amended by Amendment No. 1 dated as of 18 December 2009 and
Amendment No. 2 dated as of 31 August 2010,
is made on 28th June 2012

BETWEEN:

(1) SOPAK AG, Switzerland (the “Lender”); and

(2) YAMALCO INVESTMENTS ENTS LIMITED, Cyprus (the “Borrower”);

WHEREBY IT IS AGREED as follows:

1.	The parties have agreed to amend in Clause 1.1 definition of “Final Repayment Date” to read as follows:

Final Repayment Date: 31st July 2012

2.	The definition of “Interest Period” in Clause 1.1 is hereby amended to read as follows:

Interest Period:	(i) the first interest period commencing on (and including) the Drawdown Date therefor and ending on 30th December 2009, (ii) the second interest period commencing on (and including) 30th December 2009 and ending on the June 30, 2010, (iii) the third interest period commencing on (and including) June 30, 2010 and ending on August 31, 2010; and (iv) the fourth interest period commencing on (and including) August 31, 2010 and ending on 28th February 2011; and (v) the fifth interest period commencing on (and including) 28th February 2011 and ending on the Final Repayment Date (or on earlier repayment in full of the Loan).”

3.	Clause 5.1 of the Agreement is hereby amended to read as follows:

"The Borrower unconditionally and irrevocably undertakes to pay or discharge all interest accrued on the last day of each Interest Period and the whole of the Outstanding Indebtedness together with all subsequent accrued interest and the Agreed Fee to the Lender on or (including as required pursuant to Clause 7.3(f)) before the Final Repayment Date; provided, however, that with respect to the payment date for the fourth interest period (February 28, 2011), the Parties agree that the Borrower shall not be deemed to be in default of its obligations hereunder if the Borrower has made a payment in full to the Lender of the accrued interest due as 28th February 2011 prior to 31st March 2011. If an Event of Default has earlier occurred and notice thereof has been issued by the Lender, the Borrower shall repay the Outstanding Indebtedness, all accrued interest and the Agreed Fee immediately (or as specified in the Lender’s notice pursuant to Clause 8.1).”

4.	This Amendment No. 3 forms an integral part of the above mentioned Loan Facility Agreement and Clause 15 of the Loan Facility Agreement applies herein as if fully set out but by reference to this Amendment No. 3.

IN WITNESS whereof the parties hereto have caused this Amendment No. 3 to be executed in a manner binding upon them the day and year first above written.

Duly executed by

/s/ Ann Ormsby
duty authorised for and on behalf of
THE LENDER

Duly executed by

/s/ Nikolay Bogachev
duly authorised for and on behalf of
THE BORROWER